UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 9, 2015

Zonzia Media, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	002-75313	84-0871427

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

74 N. Pecos Road, Suite D, Henderson, NV	89074

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (702) 463-8528

N/A

(Former Name or Address, Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Agreement with Sonifi Solutions, Inc. for Hotel Chanel Distribution

On July 9, 2015, Zonzia Media, Inc. (the “Company”) entered into a Submission/Insertion Order Agreement with Sonifi Solutions, Inc. Pursuant to the agreement, commencing July 15, 2015, Sonifi agrees to make audio-video content provided by the Company available in hotel rooms on both a looping, free-to-guest linear channel and on a free-to-guest Video-on-Demand (“VOD”) basis. Submissions for distribution on either the linear basis or VOD basis will be scheduled monthly. Initially, submissions offered on a linear basis will be distributed to a minimum of 450,000 hotel guest rooms that are served by Sonifi and through Sonifi’s mobile applications. Sonifi will use commercially reasonable efforts to distribute VOD submissions to 900,000 guest rooms at Sonifi-served hotels.

Payments to Sonifi for linear based and VOD based submissions are structured as follows: for the first twelve months of the term, the Company shall pay Sonifi the greater of $55,000 or fifty percent (50%) of the Company’s gross advertising sales (net of any ad agency commission) per month, subject to a $140,000 monthly cap. For the second twelve months, the Company shall pay Sonifi the greater of $70,000 or fifty percent (50%) of the Company’s gross advertising sales (net of any ad agency commission) per month, subject to the same monthly cap. Thereafter for the remainder of the initial term, the Company would pay $110,000 per month. The agreement has an initial term ending in June 2018, subject to earlier termination rights in accordance with the agreement. A copy of this Submission/Insertion Order Agreement is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits

The following is filed as an exhibit to this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Submission/Insertion Order Agreement with Sonifi Solutions, Inc. dated July 9, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zonzia Media, Inc.

Date: July10, 2015	By: /s/ Myles A. Pressey III
Name: Myles A. Pressey III
Title: Chairman of the Board of Directors

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INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Submission/Insertion Order Agreement with Sonifi Solutions, Inc. dated July 9, 2015.

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